Exhibit 2.21

VIDEOTRON LTD. / VIDÉOTRON LTÉE

FOURTH SUPPLEMENTAL INDENTURE

Dated as of December 18, 2019

Wells Fargo Bank, National Association,

Trustee

FOURTH SUPPLEMENTAL INDENTURE, dated as of December 18, 2019 (this “Fourth Supplemental Indenture”), by and among Videotron Ltd. / Vidéotron Ltée, a corporation under the laws of the Province of Québec (the “Corporation”), 9408-8713 Québec Inc., a corporation under the laws of the Province of Québec (“9408-8713”), Fizz Mobile & Internet Inc., a corporation under the laws of the Province of Québec (“Fizz” and, collectively with 9408-8713, the “Additional Subsidiary Guarantors”, each an “Additional Subsidiary Guarantor”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), to the Indenture, dated as of April 9, 2014, as supplemented through the date hereof (the “Indenture”), by and among the Corporation, each of the subsidiary guarantors party thereto (collectively referred to as the “Original Subsidiary Guarantors”), and the Trustee.

WHEREAS, the Corporation, the Original Subsidiary Guarantors and the Trustee have entered into the Indenture governing the Corporation’s 5 3/8% Senior Notes due June 15, 2024 (the “Notes”);

WHEREAS, Section 4.19 of the Indenture provides that under certain circumstances the Corporation shall cause a Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture providing for a Subsidiary Guarantee of the payment of the Notes by such Restricted Subsidiary;

WHEREAS, the parties hereto are desirous of further supplementing the Indenture in the manner hereinafter provided for the purpose of providing Subsidiary Guarantees by the Additional Subsidiary Guarantors in accordance with the terms of the Indenture;

WHEREAS, Section 9.01(e) of the Indenture provides that the Corporation and the Trustee may amend or supplement the Indenture without the consent of any Holder to add additional guarantees with respect to the Notes;

WHEREAS, this Fourth Supplemental Indenture shall not result in a material modification of the Notes for purposes of the Foreign Account Tax Compliance Act; and

WHEREAS, all things necessary have been done to make this Fourth Supplemental Indenture a valid agreement of the Corporation, each Additional Subsidiary Guarantor and the Trustee, in accordance with its terms.

NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises contained herein, the parties hereto mutually covenant and agree as follows:

1. Terms used in this Fourth Supplemental Indenture that are not defined herein shall have the meanings set forth in the Indenture.

2. Each Additional Subsidiary Guarantor hereby agrees to provide an unconditional Subsidiary Guarantee on the terms and subject to the conditions and limitations set forth in the Indenture, including but not limited to Article 10 of the Indenture.

3. This Fourth Supplemental Indenture shall be construed as supplemental to the Indenture and shall form a part thereof, and the Indenture is hereby incorporated by reference

Fourth Supplemental Indenture to VL 2014 Indenture

herein and, as supplemented, modified and restated hereby, is hereby ratified, approved and confirmed.

4. This Fourth Supplemental Indenture shall be effective as of the date hereof. On and after the date hereof, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Fourth Supplemental Indenture unless the context otherwise requires.

5. Except as provided below, in the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Fourth Supplemental Indenture, the terms and conditions of this Fourth Supplemental Indenture shall prevail.

6. If any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with another provision of the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Fourth Supplemental Indenture is executed, the provision required by said Act shall control.

7. This Fourth Supplemental Indenture shall be governed and construed in accordance with the laws of the State of New York.

8. This Fourth Supplemental Indenture may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Fourth Supplemental Indenture.

9. The recitals contained in this Fourth Supplemental Indenture shall be taken as the statements of the Corporation, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first above written.

CORPORATION:

VIDÉOTRON LTÉE

By:	/s/ Philippe Cloutier	By:	/s/ Jean-François Parent
	Name: Philippe Cloutier		Name: Jean-François Parent
	Title: Senior Vice President and Chief Financial Officer		Title: Vice President and Treasurer

ADDITIONAL SUBSIDIARY GUARANTORS:

9408-8713 QUÉBEC INC.

By:	/s/ Philippe Cloutier	By:	/s/ Jean-François Parent
	Name: Philippe Cloutier		Name: Jean-François Parent
	Title: Vice President, Finance		Title: Vice President and Treasurer

FIZZ MOBILE & INTERNET INC.

By:	/s/ Philippe Cloutier	By:	/s/ Jean-François Parent
	Name: Philippe Cloutier		Name: Jean-François Parent
	Title: Vice President, Finance		Title: Vice President and Treasurer

TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Tina D. Gonzalez
Name: Tina D. Gonzalez
Title: Vice President